Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

OWENS & MINOR DISTRIBUTION, INC.,

THE BURROWS COMPANY

AND

GEORGE J. BURROWS, SOLE STOCKHOLDER

August 19, 2008

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1.	Accounts Payable.	1
1.2.	Accounts Receivable.	1
1.3.	Affiliates.	2
1.4.	Agreement.	2
1.5.	Assignment and Assumption Agreement.	2
1.6.	Assumed Contracts.	2
1.7.	Assumed Debt.	2
1.8.	Assumed Liabilities.	2
1.9.	Audited Financial Statements.	3
1.10.	Bill of Sale.	3
1.11.	Books and Records.	3
1.12.	Business.	3
1.13.	Buyer’s Closing Certificate.	3
1.14.	Buyer’s Secretary’s Certificate.	3
1.15.	Closing.	3
1.16.	Closing Date.	4
1.17.	Closing Date Net Book Value.	4
1.18.	Consents.	4
1.19.	Contracts.	4
1.20.	Credit Agreement.	4
1.21.	CTI.	4
1.22.	Customer List.	4
1.23.	EEOC.	4
1.24.	Employee Benefit Plans.	5
1.25.	ERISA.	5
1.26.	Equipment.	5
1.27.	Escrow Agent.	5
1.28.	Escrow Agreement.	5
1.29.	Escrow Amount.	5
1.30.	Excluded Assets.	5
1.31.	Final Balance Sheet.	5
1.32.	Final Purchase Price.	6
1.33.	GAAP.	6
1.34.	Governmental Entity.	6
1.35.	HSR Act.	6
1.36.	Indebtedness.	6
1.37.	Initial Purchase Price.	6
1.38.	Insurance Policies.	6
1.39.	Intellectual Property.	6
1.40.	Interim Financial Statements.	7

i

1.41.	Inventory.	7
1.42.	Knowledge of the Seller.	7
1.43.	Law.	7
1.44.	Liens.	7
1.45.	Material Contracts.	7
1.46.	Opinion of Buyer’s Counsel.	8
1.47.	Opinion of Seller’s Counsel.	8
1.48.	Permits.	8
1.49.	Permitted Liens.	8
1.50.	Person.	8
1.51.	Preliminary Balance Sheet.	8
1.52.	Prepaid Expenses.	8
1.53.	Purchased Assets.	8
1.54.	Real Property.	9
1.55.	Retained Liabilities.	9
1.56.	Seller’s Closing Certificate.	9
1.57.	Seller’s Secretary’s Certificate.	10
1.58.	Significant Customer.	10
1.59.	Taxes.	10
1.60.	Tax Returns.	10

ARTICLE II PURCHASE AND SALE		10

2.1.	Purchase and Sale; Assignment and Assumption.	10
2.2.	Payment of the Initial Purchase Price; Assumption of the Assumed Liabilities.	10
2.3.	Adjustment of Purchase Price.	11
2.4.	Adjustment for Claims and Credits.	12
2.5.	No Assumption of Liabilities.	13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER		13

3.1.	Organization of the Seller.	13
3.2.	Authorization; Enforceability.	14
3.3.	No Violation or Conflict by the Seller.	14
3.4.	Title to and Sufficiency of Assets.	14
3.5.	No Litigation.	15
3.6.	Inventory.	15
3.7.	Material Contracts.	15
3.8.	Accounts Receivable.	17
3.9.	Condition of Purchased Assets.	17
3.10.	Books and Records.	18
3.11.	Financial Statements.	18
3.12.	Significant Customers.	18
3.13.	Compliance with Law.	19
3.14.	Permits.	20

3.15.	Taxes.	20
3.16.	Affiliated Transactions.	20
3.17.	Insurance.	20
3.18.	Employment Agreements and Benefits.	21
3.19.	Intellectual Property.	21
3.20.	Orders, Commitments and Returns.	22
3.21.	No Material Adverse Change.	22
3.22.	Environmental Conditions.	23
3.23.	Real and Personal Property.	23
3.24.	Pricing Audits.	23
3.25.	Fees and Expenses of Brokers and Others.	23
3.26.	Accuracy of Information.	24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER		24

4.1.	Ownership of the Shares.	24
4.2.	Enforceability.	24
4.3.	No Violation or Conflict by the Stockholder.	24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER		24

5.1.	Organization of the Buyer.	24
5.2.	Authorization; Enforceability.	25
5.3.	No Violation or Conflict by the Buyer.	25
5.4.	No Litigation.	25
5.5.	Fees and Expenses of Brokers and Others.	25
5.6.	Accuracy of Information.	25

ARTICLE VI CERTAIN UNDERSTANDINGS AND AGREEMENTS		26

6.1.	Conduct of the Seller Prior to Closing.	26
6.2.	Negative Covenants.	26
6.3.	Access.	27
6.4.	Commercially Reasonable Efforts.	27
6.5.	Brokers or Finders.	27
6.6.	No Negotiation.	27
6.7.	Publicity.	28
6.8.	Covenants of the Seller, the Stockholder and the Buyer.	28
6.9.	Supplemental Disclosure.	28
6.10.	Customer List.	29

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER		29

7.1.	Compliance with Law.	29

7.2.	Accuracy of Representations and Warranties.	29
7.3.	Proceedings and Instruments Satisfactory.	29
7.4.	No Litigation.	29
7.5.	Consents.	29
7.6.	Certain Customer Agreements.	30
7.7.	Leases.	30
7.8.	No Material Adverse Change.	30
7.9.	Seller’s and Stockholder’s Performance.	30
7.10.	Good Title to Purchased Assets.	30
7.11.	Satisfaction of Amounts under Forbearance Agreement.	30
7.12.	Deliveries at Closing.	31

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		31

8.1.	Compliance with Law.	31
8.2.	Accuracy of Representations and Warranties.	31
8.3.	Proceedings and Instruments Satisfactory.	32
8.4.	No Litigation.	32
8.5.	Consents.	32
8.6.	Buyer’s Performance.	32
8.7.	Deliveries at Closing.	32

ARTICLE IX INDEMNITIES AND ADDITIONAL COVENANTS		33

9.1.	Seller’s Indemnity.	33
9.2.	Buyer’s Indemnity.	34
9.3.	Limitation on Indemnification.	35
9.4.	Bulk Sales Compliance.	36
9.5.	Additional Instruments.	36
9.6.	Employment Matters.	36
9.7.	Allocation of Purchase Price.	38
9.8.	Access to Books and Records.	38
9.9.	No Use of Intellectual Property.	39
9.10.	Solicitation, Trade Secrets, Etc.	39

ARTICLE X TERMINATION		42

10.1.	Termination Events.	42
10.2.	Effect of Termination.	42

ARTICLE XI MISCELLANEOUS		43

11.1.	Transfer Taxes and Fees.	43
11.2.	Entire Agreement; Amendment.	43
11.3.	Expenses.	43

11.4.	Governing Law.	43
11.5.	Assignment.	44
11.6.	Notices.	44
11.7.	Counterparts; Headings.	45
11.8.	Interpretation.	45
11.9.	Severability.	45
11.10.	No Reliance.	45
11.11.	Specific Performance.	45

v

SCHEDULES

Schedule 1.6	Assumed Contracts
Schedule 1.18	Consents
Schedule 1.26	Equipment
Schedule 1.38	Insurance Policies
Schedule 1.48	Permits
Schedule 1.49	Permitted Liens
Schedule 1.54	Real Property
Schedule 2.3	Principles, Policies and Practices in Preparing the Final Balance Sheet
Schedule 3.1	Organization of Seller
Schedule 3.3	Violations, Conflicts and Consents
Schedule 3.4	Title to Assets
Schedule 3.5	Litigation
Schedule 3.6	Inventory
Schedule 3.7	Material Contracts
Schedule 3.8	Accounts Receivable
Schedule 3.11	Financial Statements
Schedule 3.12	Significant Customers
Schedule 3.14	Permits
Schedule 3.15	Taxes
Schedule 3.16	Affiliated Transactions
Schedule 3.17	Insurance Claims
Schedule 3.18	Employment Agreements and Benefits
Schedule 3.19	Intellectual Property
Schedule 3.20	Orders, Commitments and Returns
Schedule 3.21	Material Adverse Change
Schedule 3.23	Real Property
Schedule 3.24	Pricing Audits
Schedule 5.3	No Violation or Conflict by the Buyer
Schedule 9.6	Employment Matters

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Buyer’s Closing Certificate
Exhibit D	Form of Buyer’s Secretary’s Certificate
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Seller’s Closing Certificate
Exhibit G	Form of Seller’s Secretary’s Certificate

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made as of August 19, 2008 by and among OWENS & MINOR DISTRIBUTION, INC. (the “Buyer”), a Virginia corporation, THE BURROWS COMPANY, an Illinois corporation (the “Seller”), and GEORGE J. BURROWS (the “Stockholder”).

RECITALS

WHEREAS, the Stockholder owns 141,000 shares of the Common Stock, $1.00 par value, of the Seller (the “Shares”), which constitute all of the issued and outstanding capital stock of the Seller;

WHEREAS, the Seller owns the Purchased Assets and is a party to the Assumed Contracts, which Purchased Assets and Assumed Contracts are employed by the Seller in its business of distributing and selling medical/surgical supplies and related products; and

WHEREAS, the Seller desires to sell the Purchased Assets and assign the Assumed Liabilities to the Buyer, and the Buyer desires to purchase the Purchased Assets and accept the assignment of the Assumed Liabilities from the Seller, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed that:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

1.1. Accounts Payable.

“Accounts Payable” shall mean all trade accounts payable of the Seller.

1.2. Accounts Receivable.

“Accounts Receivable” shall mean all accounts receivable, notes receivable, other rights to payment from customers or suppliers (including rebates due) of the Seller and all associated rights of the Seller (including, without limitation, all security deposits, letters of credit and security documents and any claims, remedies and other rights related to any of the foregoing).

1.3. Affiliates.

“Affiliates” shall mean with respect to any person or entity, any other person or entity that, directly or indirectly, controls, is controlled by, or is under common control with such first person or entity. For the purpose of this definition, “control” shall mean, as to any person or entity, the possession, directly or indirectly, of the power to elect or appoint a majority of directors (or other persons acting in similar capacities) of such person or entity or otherwise to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.4. Agreement.

“Agreement” shall mean this Asset Purchase Agreement, together with the Schedules and Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

1.5. Assignment and Assumption Agreement.

“Assignment and Assumption Agreement” shall mean the assignment and assumption agreement between the Buyer and the Seller in the form of Exhibit A attached hereto.

1.6. Assumed Contracts.

“Assumed Contracts” shall mean (i) the Contracts specified on Schedule 1.6 attached hereto and (ii) each other Contract not listed on Schedule 3.7 entered into by the Seller in the ordinary course of business involving aggregate annual payments of less than Ten Thousand Dollars ($10,000) and less than Fifty Thousand Dollars ($50,000) in the aggregate over the term of the Contract and any amounts payable or receivable pursuant thereto which are accrued in the Final Balance Sheet.

1.7. Assumed Debt.

“Assumed Debt” shall mean all Indebtedness (including the current portion thereof) reflected on the Preliminary Balance Sheet, as adjusted by the Final Balance Sheet; provided, that accrued interest shall be treated as a current liability and shall not be included in Assumed Debt.

1.8. Assumed Liabilities.

“Assumed Liabilities” shall mean (a) all current liabilities (excluding any liability or obligation for Taxes, the current portion of any Indebtedness and deferred compensation and accrued fees and expenses of counsel, investment bankers, financial advisors, accountants and other experts in connection with this Agreement and the transactions contemplated hereby) reflected on the Preliminary Balance Sheet, as adjusted by the Final Balance Sheet (and excluding any Retained Liabilities), (b) the Assumed Debt, and (c) the liabilities and obligations under the Assumed Contracts relating solely to periods from and after the Closing other than any such liabilities or obligations that arise out of or relate to any breach that occurred before the Closing Date.

1.9. Audited Financial Statements.

“Audited Financial Statements” shall mean the Seller’s audited balance sheets as of December 31, 2007 and December 31, 2006, and the Seller’s audited statements of operations, stockholder’s equity and statements of cash flows for the fiscal years ended December 31, 2007 and December 31, 2006, including the notes thereto, which are set forth in Schedule 3.11 attached hereto.

1.10. Bill of Sale.

“Bill of Sale” shall mean the bill of sale executed by the Seller in favor of the Buyer in the form of Exhibit B attached hereto.

1.11. Books and Records.

“Books and Records” shall mean the original copies of the books and records of the Seller and all related documents, including without limitation, all customer lists and records, referral sources, research and development reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and any other similar documents and records and copies of all personnel records, but excluding stock records, stock transfer books and minute books of Seller.

1.12. Business.

“Business” shall mean the sale and distribution of medical/surgical supplies, equipment and instruments or related products.

1.13. Buyer’s Closing Certificate.

“Buyer’s Closing Certificate” shall mean the certificate of the Buyer substantially in the form of Exhibit C attached hereto.

1.14. Buyer’s Secretary’s Certificate.

“Buyer’s Secretary’s Certificate” shall mean the certificate of the Secretary of the Buyer substantially in the form of Exhibit D attached hereto, certifying as to the articles of incorporation, bylaws, resolutions and good standing of the Buyer.

1.15. Closing.

“Closing” shall mean the conference held at 10:00 a.m., local time, on the Closing Date, at the offices of the Seller or at such other time and place as the parties may mutually agree in writing.

1.16. Closing Date.

“Closing Date” shall mean the later to occur of (a) October 1, 2008 or (b) two (2) business days after receipt of all necessary approvals under the HSR Act, or such other date as the parties may mutually agree in writing.

1.17. Closing Date Net Book Value.

“Closing Date Net Book Value” shall mean the amount calculated by subtracting the Assumed Liabilities to the extent included in the liabilities set forth in a balance sheet of the Seller as of the Closing Date from the net book value of the Purchased Assets to the extent included in the assets set forth in the Final Balance Sheet of the Seller as of the Closing Date all determined as provided in Section 2.3 and in accordance with the principles, policies, practices and methodologies set forth on Schedule 2.3 attached hereto.

1.18. Consents.

“Consents” shall mean those consents, approvals or waivers, in form and substance reasonably satisfactory to the Buyer, required to be obtained in connection with the assignment from the Seller to the Buyer of the Material Contracts that are Assumed Contracts and listed on Schedule 1.18 attached hereto.

1.19. Contracts.

“Contracts” shall mean all agreements, contracts, purchase orders, leases, licenses, relationships and commitments of the Seller with vendors, suppliers, customers or other third parties.

1.20. Credit Agreement.

“Credit Agreement” shall have the meaning given it in Section 3.21 hereof.

1.21 CTI

“CTI” means Computer Technologies, Inc., an Illinois corporation wholly-owned by the Stockholder, that provides certain technology services to Seller.

1.22. Customer List.

“Customer List” shall mean an original, or true and correct copy, of the customer list (based on sales to current customers) and related data of the Seller, including without limitation all related telephone numbers and contact information.

1.23. EEOC.

“EEOC” shall mean the Equal Employment Opportunity Commission.

1.24. Employee Benefit Plans.

“Employee Benefit Plans” shall mean “employee benefit plans” as defined in Section 3(3) of ERISA and any other plans pursuant to which the Seller or CTI has any continuing obligation to provide compensation or other benefits to any present and former employee of the Seller or CTI, or any beneficiary thereof.

1.25. ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.26. Equipment.

“Equipment” shall mean all tangible assets (other than Inventory) associated with or used in the ordinary course of the Seller’s business, including, but not limited to, all furniture, fixtures, leasehold improvements, machinery, equipment and vehicles. Equipment shall include, without limitation, those items listed on Schedule 1.26 attached hereto.

1.27. Escrow Agent.

“Escrow Agent” shall mean Charter One Bank or its affiliate or successor (or as otherwise agreed by Buyer and Seller).

1.28. Escrow Agreement.

“Escrow Agreement” shall mean the escrow agreement among the Seller, the Buyer and the Escrow Agent, dated as of the Closing Date substantially in the form of Exhibit E hereto.

1.29. Escrow Amount.

“Escrow Amount” shall mean $7,500,000 of the Initial Purchase Price deposited by the Buyer with the Escrow Agent pursuant to the Escrow Agreement, plus all accrued interest and other income thereon.

1.30. Excluded Assets.

“Excluded Assets” shall mean (a) all cash, cash equivalents and marketable securities held by the Seller, (b) all Tax deposits, (c) all policies of life insurance and their cash surrender value, (d) the minute books, stock transfer books, articles of incorporation and bylaws of Seller, (e) security deposits, including those on leases and with utility services, (f) inventory valued at zero pursuant to Schedule 2.3 hereto, (g) the equity shares of Met Life owned by Seller and (h) all artwork located in the Wheeling, Illinois office of Seller and the office furniture and other furnishings in Stockholder’s personal office in Wheeling, Illinois.

1.31. Final Balance Sheet.

“Final Balance Sheet” shall have the meaning given it in Section 2.3 hereof.

1.32. Final Purchase Price.

“Final Purchase Price” shall mean the Initial Purchase Price as adjusted pursuant to Sections 2.2 and 2.3 hereof.

1.33. GAAP.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

1.34. Governmental Entity.

“Governmental Entity” shall mean any federal, state, local or foreign legislature, court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority.

1.35. HSR Act.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a), as amended.

1.36. Indebtedness.

“Indebtedness” shall mean, as to any Person: (i) all obligations, whether or not contingent, of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, and (iii) all obligations of such Person under leases which are recorded as capital leases on the Preliminary Balance Sheet or the Final Balance Sheet, as the case may be, and (iv) any other obligations required to be treated as indebtedness under GAAP (excluding any obligations in respect of deferred compensation).

1.37. Initial Purchase Price.

“Initial Purchase Price” shall mean Thirty Million Two Hundred Thousand Dollars ($30,200,000).

1.38. Insurance Policies.

“Insurance Policies” shall mean the insurance policies of the Seller as set forth on Schedule 1.38.

1.39. Intellectual Property.

“Intellectual Property” shall mean the following categories of intangible property owned or licensed by the Seller and used in or necessary for the operation of the Seller’s Business: (a) all inventions, patents and patent applications; (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names and brand names, and any combination of such names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; all trade secrets and confidential business information (including ideas, research and development, know-how, compositions, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and market plans and proposals); (d) all computer software and source code (including hard copy and soft copy as well as all data and related documentation); (a) all financial models; (e) all accounting systems used in the Business; (f) all telephone and e-mail addresses and listings, websites and URLs; and (g) all other intellectual property.

1.40. Interim Financial Statements.

“Interim Financial Statements” shall mean the Seller’s unaudited balance sheet as of March 31, 2008 and the Seller’s unaudited statements of operations and stockholder’s equity for the three-month period ended March 31, 2008, which are set forth on Schedule 3.11 attached hereto.

1.41. Inventory.

“Inventory” shall mean all the inventories of goods owned by the Seller and held for resale, and all supplies held for use, in the ordinary course of the business of the Seller to be purchased by Buyer hereunder.

1.42. Knowledge of the Seller.

“Knowledge of the Seller” shall mean, with respect to a particular matter, the actual knowledge of the President, Controller or the Stockholder of the Seller after due inquiry or knowledge of any fact or circumstance that would have or should have come to the attention of such officer or Stockholder of the Seller in the course of discharging his or her duties in a reasonably and prudent manner consistent with sound business practices.

1.43. Law.

“Law” shall mean any federal, state, local or other law or treaty or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

1.44. Liens.

“Liens” shall mean any encumbrance, mortgage, charge, claim, restriction, pledge, security interest or imposition of any kind or nature, other than Permitted Liens.

1.45 Material Contracts

“Material Contracts” shall mean the contracts of the Seller set forth on Schedule 3.7 hereto.

1.46. Opinion of Buyer’s Counsel.

“Opinion of Buyer’s Counsel” shall mean the opinion of the Senior Vice President, General Counsel & Corporate Secretary of the Buyer in form reasonably satisfactory to Seller.

1.47. Opinion of Seller’s Counsel.

“Opinion of Seller’s Counsel” shall mean the opinion of Pedersen & Houpt, counsel to the Seller, in form reasonably satisfactory to Buyer.

1.48. Permits.

“Permits” shall mean all governmental approvals, authorizations, registrations, permits and licenses necessary or required for the conduct of the Seller’s business, all of such Permits being listed on Schedule 1.48 attached hereto.

1.49. Permitted Liens.

“Permitted Liens” shall mean only those Liens that are specifically listed on Schedule 1.49 attached hereto.

1.50. Person.

“Person” shall mean any corporation, partnership, joint venture, trust, sole proprietorship, limited liability company, unincorporated business association, natural person, and any other entity that may be treated as a person under applicable Law.

1.51. Preliminary Balance Sheet.

“Preliminary Balance Sheet” shall have the meaning given it in Section 2.3 hereof.

1.52. Prepaid Expenses.

“Prepaid Expenses” shall mean the prepaid expenses of the Seller reflected on the Preliminary Balance Sheet, as adjusted by the Final Balance Sheet.

1.53. Purchased Assets.

“Purchased Assets” shall mean all of the assets, tangible and intangible, used in or necessary for the conduct of the Seller’s business as conducted as of the date hereof or the Closing Date, as applicable, by the Seller, including, but not limited to, the Accounts Receivable, the Assumed Contracts, the Books and Records, the Customer List, the Equipment, the Intellectual Property, the Inventory, the Permits and the Prepaid Expenses, together with all goodwill associated with the Seller’s business (to the extent such goodwill is not included in the foregoing); provided, however, that the Purchased Assets shall exclude the Excluded Assets.

1.54. Real Property.

“Real Property” shall mean the real property owned or leased by the Seller, together with the improvements thereon, including all appurtenant rights, claims and interests, all of such real property being listed on Schedule 1.54 attached hereto.

1.55. Retained Liabilities.

“Retained Liabilities” shall mean all liabilities and obligations of the Seller or the Stockholder, other than the Assumed Liabilities, whether such liabilities or obligations relate to payment, performance or otherwise, arise before or after the Closing, are matured or unmatured, are known or unknown, are contingent or non-contingent, are fixed or undetermined, are accrued or unaccrued, are asserted or unasserted, are past, present or future or are disclosed pursuant to this Agreement or otherwise, including without limitation, (a) all liabilities related to product liabilities claims with respect to products sold or distributed prior to the Closing Date, (b) all environmental costs and liabilities of the Seller which arise out of conditions which existed on or with respect to the Real Property prior to the Closing Date or which arise out of the conduct of the business of the Seller prior to the Closing, (c) any liability or obligation under any Contract that is not an Assumed Contract and under any Assumed Contract which arises after the Closing Date but which arises out of or relates to any conduct or breach that occurred before the Closing Date, (d) any liability or obligation in respect of the employees of the Seller or CTI or the Employee Benefit Plans except to the extent specifically assumed by the Buyer pursuant to Section 9.6 hereof, (e) any liability or obligation of the Seller to any Stockholder or Affiliate of the Seller, (f) any liability or obligation of the Seller arising out of any legal proceeding pending as of the Closing Date, whether or not set forth in any Schedule attached hereto, or any legal proceeding commenced after the Closing Date to the extent arising out of, or relating to, any occurrence or event happening before the Closing Date (including but not limited to any proceeding relating to the receipt by Seller of a preferential payment under applicable bankruptcy laws and regulations and legal fees related thereto), (g) any liability or obligation arising out of or resulting from the Seller’s noncompliance with any Law or any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity, (h) any liability or obligation of the Seller, CTI or the Stockholder with respect to Taxes, (i) liabilities related to any employee benefit plan and accrued vacation, sick leave time and personal time of Seller or CTI employees as of the Closing Date; (j) any cost, fee, expense or liability (whether arising prior to or following the date of this Agreement) relating to or arising out of the Forbearance and Amendment Agreement dated July 29, 2008 between Seller, Stockholder, Lasalle Bank National Association, Citizens Bank and Wells Fargo Bank (the “Forbearance Agreement”) and any liability relating to or arising out of any swap or hedge agreement of Seller or the termination thereof; and (k) any liability or obligation of the Seller under this Agreement or any other document contemplated hereby.

1.56. Seller’s Closing Certificate.

“Seller’s Closing Certificate” shall mean the certificates of the Seller and the Stockholder, substantially in the form of Exhibit F attached hereto.

1.57. Seller’s Secretary’s Certificate.

“Seller’s Secretary’s Certificate” shall mean the certificate of the Secretary of the Seller substantially in the form of Exhibit G attached hereto, certifying as to the articles of incorporation, bylaws, resolutions and good standing of the Seller.

1.58. Significant Customer.

“Significant Customer” shall mean each customer of the Seller (that was a customer of Seller as of 03/31/08 or became a customer since such date) to whom actual annual sales by the Seller in fiscal year 2007 or projected annual sales by the Seller in fiscal year 2008 are in excess of two million dollars ($2,000,000).

1.59. Taxes.

“Tax” or “Taxes” shall mean any federal, state, county, local or foreign taxes, charges, levies, imposts, duties, other assessments or similar charges of any kind whatsoever, including interest, penalties and additions imposed thereon or with respect thereto.

1.60. Tax Returns.

“Tax Returns” shall mean any reports, returns, information returns or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined unitary group.

ARTICLE II

PURCHASE AND SALE

2.1. Purchase and Sale; Assignment and Assumption.

(a) At the Closing, the Seller shall sell, convey, transfer and deliver to the Buyer, and the Buyer shall purchase and accept from the Seller, good, valid and marketable title and ownership of all of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

(b) At the Closing, the Seller shall assign to the Buyer, and the Buyer shall assume from the Seller, all rights and obligations arising under the Assumed Liabilities.

2.2. Payment of the Initial Purchase Price; Assumption of the Assumed Liabilities.

(a) In consideration of the Seller’s sale, transfer, assignment, conveyance and delivery of the Purchased Assets and the Assumed Contracts, at the Closing, the Buyer shall: (i) pay to the Seller, by wire transfer of immediately available funds (as directed by the Seller), an amount equal to the Initial Purchase Price less the Escrow Amount; and (ii) assume the Assumed Liabilities pursuant to the execution and delivery of the Assumption and Assignment Agreement. Subject to the terms and conditions of this Agreement, on the Closing Date, the Buyer will deposit the Escrow Amount with the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement. At the Closing and by wire transfer directly to the lender(s), the Buyer shall pay off the Assumed Debt (other than any capital leases) based on pay-off letters obtained by the Seller and delivered to the Buyer at least two (2) business days prior to the Closing. At the Closing, Seller shall terminate any and all swap agreements related to the Assumed Debt and pay all applicable termination fees in connection therewith.

(b) The Escrow Amount (or portions thereof, as applicable) shall be paid in accordance with the terms of the Escrow Agreement.

2.3. Adjustment of Purchase Price.

(a) The Seller shall prepare and deliver to the Buyer not later than five (5) business days prior to the Closing Date a certificate executed by the Chief Financial Officer of the Seller setting forth that officer’s good faith best estimate of the balance sheet of the Seller as of the Closing (the “Preliminary Balance Sheet”), which balance sheet shall be prepared in accordance with GAAP, subject to the principles, policies and practices set forth on Schedule 2.3 attached hereto.

(b) The Buyer shall submit the Preliminary Balance Sheet to and shall cause KPMG LLP (“KPMG”) (pursuant to an engagement letter reasonably satisfactory to the Buyer and the Seller) to prepare a final balance sheet of the Seller as of the Closing (the “Final Balance Sheet”). KPMG shall then determine the Closing Date Net Book Value as of the Closing based on the Final Balance Sheet, which balance sheet shall be prepared in accordance with GAAP, subject to the principles, policies and practices set forth on Schedule 2.3 hereto. In the event of any conflict between the principles, policies and practices of GAAP and the principles, policies and practices set forth on Schedule 2.3, the principles, policies and practices set forth on Schedule 2.3 shall prevail. Buyer shall cause KPMG to deliver the Final Balance Sheet (together with copies of their work papers) and their determination of the Closing Date Net Book Value as of the Closing based on such Final Balance Sheet to the Seller within ninety (90) days following the Closing Date. The fees, costs and expenses of KPMG shall be borne by the Buyer.

(c) If, within 30 calendar days after delivery of the Final Balance Sheet to the Seller, the Seller shall not have given written notice to the Buyer setting forth any objection of the Seller to the Final Balance Sheet and determination of Closing Date Net Book Value, such Final Balance Sheet and Closing Date Net Book Value shall be final and conclusive for determining any purchase price adjustment hereunder. In the event Seller gives Buyer written notice of any objection to the Final Balance Sheet and determination of Closing Date Net Book Value within such 30 calendar day period, the Buyer and the Seller shall use all reasonable efforts to resolve the dispute within 30 calendar days following the receipt by the Buyer of such written notice from the Seller. If the Buyer and the Seller are unable to reach an agreement within such 30 calendar day period, the matter shall be submitted to an independent firm of certified public accountants other than KPMG mutually acceptable to Seller and Buyer (the “Independent Accountants”) for re-audit of the Final Balance Sheet and re-determination of the Closing Date Net Book Value, which re-audit and re-determination shall be deemed to be final and binding upon the Buyer and the Seller. The fees and expenses of the services of the Independent Accountants shall be shared equally by the Seller and the Buyer.

(d) The Adjustment Amount shall equal the difference between the Closing Date Net Book Value based on the Final Balance Sheet (as determined above) and $8,000,000 (the “Adjustment Amount”). If the Closing Date Net Book Value is less than $8,000,000, then the Seller shall pay such amount to the Buyer, and if the Closing Date Net Book Value is greater than $8,000,000, then the Buyer shall pay such amount to the Seller, all in accordance with this Section 2.3. The party entitled to payment under this Section 2.3 shall also be entitled to interest at the rate of six percent (6%) per annum on the Adjustment Amount accruing from the Closing Date until such time as the payment is made in full. Any such payments to be made by the Seller shall be satisfied first out of the Escrow Amount, if any, and any remaining amounts shall be paid by wire transfer of immediately available funds within five (5) business days of the final determination of the Closing Date Net Book Value based on the Final Balance Sheet. Any such payments to be made by the Buyer with respect to this Section 2.3 shall be paid by wire transfer of immediately available funds within five (5) business days of the final determination of the Closing Date Net Book Value based on the Final Balance Sheet. The Buyer and the Seller shall promptly deliver to the Escrow Agent joint written instructions directing disbursement of the Escrow Amount in accordance with this Section 2.3(c).

2.4. Adjustment for Claims and Credits.

(a) Following the Closing, the Buyer shall use commercially reasonable efforts to (i) collect the Accounts Receivable without discounting or waiving rights (which efforts shall not be deemed to include any requirement to take any action on the part of the Buyer to enforce its rights before any court, arbitrator or other tribunal to collect any such Accounts Receivable) and (ii) investigate and resolve any Disputed Rebate Claims. In addition, following the Closing, Buyer agrees to apply a reasonable returns policy in connection with the return of Inventory by customers from pre-Closing sales transactions (which returns policy shall not permit the return of any inventory that is expired, not re-saleable in the ordinary course of business or not returned within 90 days of the purchase date).

(b) The Buyer shall have the right, by providing written notice to the Seller on or before the date that is six months following the Closing Date, to require the Seller to pay to Buyer (i) the amount of any or all Accounts Receivable that are outstanding on such date at the value of such Accounts Receivable reflected on the Final Balance Sheet reduced by payments received by the Buyer with respect to such Accounts Receivable (“Accounts Receivable Claims”), (ii) the sum of all claims for rebate charge-backs from suppliers relating to rebates claims prior to the Closing Date (“Disputed Rebate Claims”) and (iii) the sum of all credits issued by the Buyer during such period in respect of sales made by the Seller before the Closing Date, net of the value of any inventory returned by customers in connection with the issuance of such credits (the “Credits”). Such notice shall be accompanied by (1) reasonable documentation regarding such Accounts Receivable Claims and (2) the Buyer’s certification and reasonable documentation establishing that such Accounts Receivable Claims have not been previously paid, settled, reduced or compromised without the prior written consent of the Seller. The amount of all such Accounts Receivable Claims, Disputed Rebate Claims and Credits set forth in the Buyer’s notice shall be satisfied first out of the Escrow Amount, if any, and any remaining amounts shall be paid by the Seller to the Buyer within ten (10) days of receipt of such notice by wire transfer of immediately available funds to such bank account as the Buyer shall designate in writing to the Seller. The Buyer and the Seller shall promptly deliver to the Escrow Agent joint written instructions directing disbursement of the Escrow Amount in accordance with this Section 2.4(b). Upon receipt of payment therefor, the Buyer shall transfer to the Seller, without recourse or warranty, all of the Buyer’s right, title and interest in, to and under all such Accounts Receivable Claims, Disputed Rebate Claims and Credits sold to the Seller pursuant to this Section 2.4(b). If the Buyer shall receive any remittance from any account debtors with respect to any account transferred to the Seller pursuant to this Section 2.4(b), the Buyer shall pay the amount of such remittance to the Seller promptly upon receipt thereof.

(c) If, after the Closing Date, the Seller shall receive any remittance from any account debtors with respect to the Accounts Receivable (excluding any accounts reassigned to the Seller), the Seller shall endorse such remittance to the order of the Buyer and forward it to the Buyer promptly upon receipt thereof, and any such amounts shall be deemed to have been collected by the Buyer for purposes of this Section 2.4.

(d) The parties agree that, in the absence of specific customer instructions to apply, or not to apply, the payments to specific invoices, the payments received by the Buyer from customers of the Company subsequent to the Closing Date shall be applied against the oldest outstanding balances of such Accounts Receivable from such customers.

(e) During the period beginning after the time the Buyer reassigns any Accounts Receivable to the Seller, a payment from a customer shall be deemed to be payment of a reassigned account if instructions received from the customer indicate that the payment applies to the reassigned account.

2.5. No Assumption of Liabilities.

Except as specifically set forth herein with respect to the assumption of the Assumed Liabilities and the performance by the Buyer of obligations arising under the Assumed Contracts from and after the Closing, the Buyer does not and will not assume any Retained Liabilities. All of the Retained Liabilities shall remain the sole responsibility of, and shall be retained, paid, performed and discharged solely by, the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller and the Stockholder, jointly and severally, represent and warrant to the Buyer as follows:

3.1. Organization of the Seller.

The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois. The Seller has full corporate power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. The Seller is duly qualified or licensed as a foreign corporation, and is in good standing, in each jurisdiction where the failure to be so qualified or licensed would have a material adverse effect on the business, financial condition or results of operations of the Seller. The Seller has delivered to the Buyer true and complete copies of its charter and bylaws as currently in effect. Schedule 3.1 attached hereto is a true and correct list of each jurisdiction in which the Seller is so qualified or licensed as a foreign corporation. Except as set forth on Schedule 3.1 or included in the Excluded Assets, the Seller does not own shares of stock or membership, partnership or other equity interests in any entity. The Stockholder is the record and beneficial owner of the Shares, and the Shares represent all of the issued and outstanding capital stock of the Seller.

3.2. Authorization; Enforceability.

The execution, delivery and performance by the Seller of this Agreement and of all of the documents and instruments contemplated hereby to which the Seller is a party are within the corporate power of the Seller and have been duly authorized by all necessary corporate action of the Seller. This Agreement is, and the other documents and instruments required hereby to which the Seller is a party will be, when executed and delivered by the parties thereto, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

3.3. No Violation or Conflict by the Seller.

Except as set forth on Schedule 3.3 attached hereto, the execution, delivery and performance by the Seller of this Agreement and all of the other documents and instruments contemplated hereby to which the Seller is a party do not and will not (a) conflict with or violate any Law, judgment, order or decree binding on the Seller, the Articles of Incorporation or Bylaws of the Seller, or any contract or agreement to which the Seller is a party or by which it is bound or (b) result in any party to any Assumed Contract specifically listed on Schedule 1.6 attached hereto having a right of cancellation or termination thereof or right to exercise any option thereunder. Except with respect to (i) the Consents, all of which shall have been obtained by the Seller and delivered to the Buyer prior to or at the Closing unless delivery is waived by the Buyer, (ii) the filing of Premerger Notification and Report Forms under the HSR Act and (iii) as set forth on Schedule 3.3, no consent of any other person, and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary or is required to be made or obtained by the Seller in connection with the consummation of the transactions contemplated in this Agreement.

3.4. Title to and Sufficiency of Assets.

Except as set forth on Schedule 3.4, the Seller own good, valid and marketable title to all of the Purchased Assets (other than the Assumed Contracts, as to which the Seller has valid rights), free and clear of any and all Liens except for the Permitted Liens. As of the Closing, good, valid and marketable title to the Purchased Assets, free and clear of all Liens except for the Permitted Liens, shall pass to the Buyer, subject to the obtaining of any required Consents and any consents, approvals or waivers listed on Schedule3.4. The Purchased Assets and the Assumed Contracts include all tangible and intangible assets (other than the Excluded Assets), contracts and rights used in or necessary for the operation by the Buyer after the Closing of the business conducted by the Seller prior to the Closing in accordance with the Seller’s past practice. Except for the Excluded Assets and as otherwise described on Schedule 3.4, there are no assets or properties used in the operation of the business of the Seller and owned by any person other than the Seller that will not be leased or licensed to the Buyer, subject to the obtaining of any required Consents and any consents, approvals or waivers set forth on Schedule3.4, under valid, current leases or license arrangements. The Purchased Assets and Assumed Contracts do not include any equity or debt securities of or interest in, or any right or obligation to acquire any equity or debt securities of or interest in, any corporation, partnership, limited liability company, business trust, joint venture or other business association.

3.5. No Litigation.

Except as set forth in Schedule 3.5 attached hereto, there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of the Seller, proposed or threatened, (a) relating to the business of the Seller, the Purchased Assets or the Assumed Contracts, (b) relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including without limitation, any failure to warn, or alleged breach of express or implied warranty or representation, with respect to any product purchased, distributed or sold by or on behalf of the Seller, or (c) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby and, to the Knowledge of the Seller, no event has occurred or circumstance exists that may reasonably be expected to give rise to or serve as a basis for the commencement of any such action. The Seller and the Stockholder agree that the Buyer shall not assume any liability with respect to the matters set forth in Schedule 3.5.

3.6. Inventory.

Except as set forth in Schedule 3.6 attached hereto, (i) the Inventory does not include any damaged, obsolete, or outdated goods or supplies; (ii) all Inventory of goods held for resale is of merchantable quality and usable or salable by the Buyer in the ordinary course of its business; and (iii) the quantities of each item of Inventory are not excessive, but are reasonable in the present circumstances of the Seller. Inventory has been valued as provided in Schedule 2.3 hereto. With respect to issues related to products liability, each item of Inventory has been stored properly in accordance with applicable manufacturer recommendations.

3.7. Material Contracts.

(a) The Seller has provided to the Buyer true and complete copies of all of the Material Contracts (including all amendments or modifications thereto) or, in the case of oral contracts, true and complete written summaries of the terms thereof; provided, however, that the Seller has not been required to provide to the Buyer copies of customer or vendor purchase orders included among the Material Contracts that were entered into by the Seller in the ordinary course of business. Each Material Contract is listed in Schedule 3.7 and includes, without limitation, the following:

(i) each contract or agreement that involves performance of services or delivery of goods or materials by the Seller of an amount or value in excess of $10,000 per year or $50,000 in the aggregate over the term of the contract or agreement;

(ii) each contract or agreement that involves performance of services for or delivery of goods or materials to the Seller of an amount or value in excess of $10,000 per year or $50,000 in the aggregate over the term of the contract or agreement;

(iii) each contract or agreement that was not entered in the ordinary course of business and that involves expenditures or receipts of the Seller in excess of $10,000 per year or $50,000 in the aggregate over the term of the contract or agreement;

(iv) each contract or agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate annual payments of less than $10,000 and with terms of less than one year);

(v) each contract or agreement with respect to Intellectual Property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

(vi) each contract or agreement with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

(vii) each contract or agreement with any employee of the Seller or any person performing services for the Seller;

(viii) each contract or agreement (however named) involving a sharing of profits, losses, costs, or liabilities by the Seller with any other person or entity;

(ix) each contract or agreement containing covenants that in any way purport to restrict the Seller’s business activity or limit the freedom of the Seller to engage in any line of business or to compete with any person or entity;

(x) each contract or agreement providing for payments to or by any person or entity based on sales, purchases, or profits, other than direct payments for goods;

(xi) each power of attorney of the Seller that is currently effective and outstanding;

(xii) each contract or agreement for capital expenditures in excess of $10,000;

(xiii) each written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by the Seller other than in the ordinary course of business (and the forms of each type of warranty, guaranty or other similar undertaking extended by the Seller to its customers in the ordinary course of business);

(xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing; and

(xv) each other contract or agreement that is material to the business of the Seller or the Purchased Assets.

(b) Each Material Contract is in full force and effect and is enforceable in accordance with its terms (except as the enforcement thereof against parties thereto other than the Seller may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting the rights of creditors and subject to general equity principles (whether considered at law or in equity)). The Seller has performed each material term, covenant and condition of each of the Material Contracts that is to be performed by it at or before the Closing and, to the Knowledge of the Seller, each other party to a Material Contract has performed each material term, covenant and condition of each of the Material Contracts that is to be performed by it at or before the Closing. Except as described in Schedule 3.7 attached hereto, no event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by the Seller or, to the Knowledge of the Seller, any other party under any of the Material Contracts, and, to the Knowledge of the Seller, no party to any of the Material Contracts intends to cancel, terminate or exercise any option under any of the Material Contracts. Except as described on Schedule 3.7, the Seller has made no prior assignment of the Material Contracts or any of its rights or obligations thereunder.

3.8. Accounts Receivable.

The Accounts Receivable all have arisen from bona fide transactions in the ordinary course of business. The Seller shall deliver at Closing to the Buyer original copies of all instruments representing the Accounts Receivable. Except as set forth in Schedule 3.8 attached hereto, there are no pending or, to the Knowledge of the Seller, threatened disputes or claims between the Seller and any Account Receivable obligor outside of the ordinary course of business and relating to any Account Receivable.

3.9. Condition of Purchased Assets.

Except as set forth on Schedule 1.26 attached hereto, the Equipment (including for purposes of this Section 3.9 any Equipment subject to any Assumed Contract) is in good operating condition and repair, subject to ordinary wear and tear, and is fit for use in accordance with the Seller’s past practices. The Purchased Assets are adequate for the purposes for which such assets are currently used or are held for use and there are no facts or conditions affecting the Purchased Assets which could interfere in any material respect with the use, occupancy or operation of the Purchased Assets as currently used, occupied or operated.

3.10. Books and Records.

The Books and Records are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The Seller has made available to the Buyer for examination the originals or true and correct copies of all documents material to the Seller’s business as conducted prior to the Closing and all other documents which the Buyer has reasonably requested in connection with the transactions contemplated by this Agreement.

3.11. Financial Statements.

(a) The Seller’s balance sheets as of December 31, 2007, and December 31, 2006, including the notes thereto, which are included in the Audited Financial Statements set forth in Schedule 3.11 attached hereto, are true, complete and correct in all material respects, present fairly the financial condition of the Seller as of such dates, and were prepared in accordance with GAAP on a basis consistent with the Seller’s past practice. The Seller’s statements of operations, stockholder’s equity and statements of cash flows for the years ended December 31, 2007 and December 31, 2006, which are included in the Audited Financial Statements set forth in Schedule 3.11 attached hereto, are true, complete and correct in all material respects, present fairly the Seller’s results of operations, stockholder’s equity and cash flows for such periods, and were prepared in accordance with GAAP on a basis consistent with the Seller’s past practice.

(b) The Seller’s balance sheet as of March 31, 2008, which is included in the Interim Financial Statements set forth in Schedule 3.11 attached hereto, is true, complete and correct in all material respects, presents fairly the financial condition of the Seller as of such date, and was prepared in all material respects on an accrual basis consistent with the Seller’s past practice. The Seller’s statements of operations for the three months ended March 31, 2008, which are included in the Interim Financial Statements set forth in Schedule 3.11 attached hereto, are true, complete and correct in all material respects, present fairly the Seller’s results of operations for such periods, and were prepared in all material respects on an accrual basis consistent with Seller’s past practice.

(c) Except as set forth in Schedule 3.11 attached hereto, neither the Purchased Assets nor the Seller is subject to any liability, whether absolute, contingent, accrued, unaccrued, asserted or unasserted, that is not reflected or reserved against in the balance sheet of the Seller as of December 31, 2007 included in the Audited Financial Statements set forth in Schedule 3.11 attached hereto or that was not incurred in the ordinary course of business since the date thereof (none of which results from, arises out of, relates to, is in the nature of or was caused by any tort, infringement or violation of Law).

3.12. Significant Customers.

Except as described on Schedule 3.12 attached hereto, (i) the Seller has not lost more than ten percent (10%) of the annual sales of any Significant Customer since March 31, 2008 as compared to annual sales to such customer in fiscal 2007 and (ii) the Seller has not received written or, to the Knowledge of Seller, verbal notice of any loss to occur in calendar year 2008 or within the 12-month period after the Closing Date, of more than ten percent (10%) of annual sales to a single Significant Customer as compared to annual sales to such customer in fiscal 2007 (nor to the Knowledge of the Seller, is any such loss threatened).

3.13. Compliance with Law.

(a) The conduct of the Seller’s business and the Seller’s use of the Purchased Assets and performance under the Assumed Contracts does not, to a material extent, violate or conflict, and has not to a material extent, violated or conflicted, with any Law applicable to the Business. To the Knowledge of the Seller, no investigation or review by any Governmental Entity with respect to the Seller is pending or threatened and no Governmental Entity has indicated to the Seller an intention to conduct such investigation or review.

(b) None of the Seller, any of its officers, directors or employees has had or may reasonably be expected to have: (i) criminal culpability with respect to, or has been or may reasonably be expected to be excluded from participation in or excluded from receiving payment from the Medicare, Medicaid or CHAMPUS programs or any other health care program (each such program and payor, a “Medical Reimbursement Program”) for its or his corporate or individual actions or failure to act, or (ii) individual culpability for matters under investigation by the Office of the Inspector General of the United States Department of Health and Human Services or other Governmental Entity relating to or in connection with any Medical Reimbursement Program or any Law relating to healthcare and applicable to the Business.

(c) None of the Seller, any of its officers, directors or employees has ever been charged with or, to the Knowledge of the Seller, investigated for committing any violation of any state or federal statute or regulation involving fraudulent and abusive practices relating to its or his participation in any Medical Reimbursement Program, including but not limited to fraudulent billing practices. The Seller has properly and legally billed all intermediaries and third party payors for services rendered under any Medical Reimbursement Program and has maintained its records to reflect such billing practices. Other than in the ordinary course of business, no funds are now or will be withheld by any Medicare intermediary or third party payor. None of the Seller, any of its officers, directors or employees has engaged in any of the following (i) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate, other than any rebates from manufacturers), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Medical Reimbursement Program, or (B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by any Medical Reimbursement Program; or (ii) billing a patient in violation of any federal or state Law that prohibits referrals for certain services by physicians or providers that have a financial interest in the entity receiving referrals.

3.14. Permits.

The Seller possesses all Permits necessary or required for the conduct of the Seller’s business as conducted on the date hereof as listed on Schedule 3.14, and to Seller’s Knowledge, is in compliance in all material respects with the terms of all of the Permits. No fact exists or event has occurred, and no action or proceeding is pending or, to the Knowledge of the Seller, threatened, that has a reasonable possibility of resulting in a revocation, non-renewal, termination, suspension or other impairment of any Permits. The Seller agrees to use its reasonable best efforts prior to and after the Closing to assist the Buyer in obtaining any Permits that are not transferable to the Buyer.

3.15. Taxes.

As of the Closing Date, the Seller has filed all required Tax Returns relating to the Seller’s business and the Purchased Assets. To the Knowledge of the Seller, all such Tax Returns are true, complete and correct in all material respects. There are no unpaid Taxes the non-payment of which is or could become a Lien upon, or otherwise could adversely affect, any of the Purchased Assets or the use thereof or could cause the Buyer to incur any liability. No taxing authority has asserted any claim for the assessment of any such Tax or that the Seller is subject to taxation by that taxing authority’s jurisdiction. Except as set forth on Schedule 3.15, there is no current or pending audit of any Tax Return filed by the Seller with respect to the Seller’s business or any of the Purchased Assets. The Seller is not a foreign person for purposes of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). None of the Purchased Assets is subject to a “safe harbor lease” under Section 168(f)(8) of the Internal Revenue Code, as amended before the Tax Reform Act of 1984. The Seller is not and has not been a party to any agreement allocating or sharing the payment of, or liability for, Taxes.

3.16. Affiliated Transactions.

Except as set forth on Schedule 3.16 hereto, the economic terms of all transactions since January 1, 2007 in which the Seller has, in the ordinary course of business or otherwise, purchased, licensed or leased or otherwise acquired any property or assets or obtained any services from, or sold, licensed, leased or otherwise disposed of any property or assets or provided any services to, any employee (except with respect to remuneration for services rendered as an employee of the Seller), stockholder, officer, or director of the Seller, or Affiliate of any of the foregoing, considered as a whole, are within $50,000 in value in the aggregate of the terms that could have been obtained from independent third parties. Except as set forth on Schedule 3.16 hereto, the Seller does not owe any contractual obligation or commitment to any of the foregoing (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) and none of the foregoing owes any amount or has any contractual obligation to the Seller.

3.17. Insurance.

All of the insurable Purchased Assets are insured under the Insurance Policies for the Seller’s benefit and will be so insured through the Closing Date, in amounts and against risks reasonably deemed adequate by the Seller. The Seller has delivered complete copies of the Insurance Policies to the Buyer. Set forth in Schedule 3.17 are all claims made by the Seller under any policy of insurance since July 1, 2005, and, to the Knowledge of the Seller, there is no basis on which a claim should or could be made under any such policy of insurance.

3.18. Employment Agreements and Benefits.

Schedule 3.18 attached hereto is a true and complete list of all written agreements (or descriptions of any verbal agreements) relating to the compensation and other benefits of present and former employees, salesmen, consultants and other agents of each of the Seller and Computer Technologies, Inc. (“CTI”) relating to the use of the Purchased Assets, the Assumed Contracts or the business of the Seller or CTI under which the Seller or CTI has any continuing liability, including, without limitation, collective bargaining agreements, the Employee Benefit Plans and every other pension, retirement, bonus, stock option, profit sharing, health, disability, life insurance, hospitalization, education or other similar plans or arrangements (whether or not subject to ERISA), if any, true copies of which have been delivered by the Seller to the Buyer. None of the agreements listed on Schedule 3.18 will be breached by the Seller’s or Shareholder’s execution, delivery and performance of this Agreement. Except as described on Schedule 3.18, (i) no such agreements require the Buyer to assume any employment, compensation, fringe benefit, pension, profit sharing or deferred compensation agreement or plan in respect of any employee of the Seller or CTI, and (ii) neither the Seller nor CTI contributes or has contributed to or maintained a “multiemployer plan” (as defined in ERISA Section 3(37)). The provisions of each Employee Benefit Plan and the administration of each such plan are in all material respects in compliance with applicable Law, and neither the Seller nor CTI has received any written notice alleging to the contrary with respect to any such plan. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or, to the Knowledge of the Seller and the Shareholder, is proposed or threatened, against any Employee Benefit Plan or the assets thereof, or against the fiduciary of any such plan.

3.19. Intellectual Property.

(a) The Seller is the sole and exclusive owner of, or has a valid license to use, all the Intellectual Property, free and clear of all Liens, except for Permitted Liens, and the Intellectual Property constitutes all of the intellectual property necessary for or used in the conduct of the Seller’s business. Schedule 3.19 contains a complete and accurate list of all patents, patent applications, proprietary software, copyright registrations, trademarks, trade names, service marks and registrations for and applications for registration of the foregoing included in the Intellectual Property.

(b) All grants, registrations and applications included in the Intellectual Property (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no grant, registration or license therefor is the subject of any legal or governmental proceeding before any registration authority in any jurisdiction.

(c) The Seller has not received any notice that any third party is engaging in conduct which conflicts with or infringes in any way any Intellectual Property. The conduct of the Seller’s business (including, without limitation, the use of the Intellectual Property) as currently conducted does not conflict with or infringe (and the conduct of business by the Seller prior to the Closing has not and will not conflict with or infringe) in any way any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the Knowledge of the Seller, threatened against the Seller (iii) alleging any such conflict or infringement with any third party’s proprietary rights, or (iv) challenging the ownership, use, validity or enforceability of the Intellectual Property.

3.20. Orders, Commitments and Returns.

All accepted and unfilled orders for the sale of goods to customers of the Seller and the performance of services for customers by the Seller were made in bona fide transactions in the ordinary course of business. Except as set forth in Schedule 3.20 attached hereto, there are no claims against the Seller pending or, to the Knowledge of the Seller, threatened (except for claims of a nature and size that arise in the ordinary course of business of the Seller) by customers of the Seller related to shortages, credits, damaged goods and related billing errors or otherwise related to the shipment of goods or provision of services by the Seller to its customers. The Seller has not delivered goods to customers, retailers or distributors under an understanding that such products would be returnable.

3.21. No Material Adverse Change.

Except as set forth in Schedule 3.21 attached hereto, since December 31, 2007 as reflected on the Audited Financial Statements, the Seller’s business has been operated in the ordinary course and substantially in the same manner as previously conducted, and there has not been: (a) any material adverse change in the financial condition or results of operations of, or prospects for, the business of the Seller, and no fact or condition exists or to the Knowledge of the Seller is threatened (other than general economic or industry conditions) that will, or might reasonably be expected to, result in any such material adverse change; (b) the loss or, to the Knowledge of the Seller, threatened loss of business of (i) any Significant Customer or (ii) one or more other customers of the Seller, which loss in the aggregate might reasonably be expected to have a material adverse effect upon the financial condition or results of operation, or prospects for, the Seller’s business; (c) any loss, damage or destruction to or any condemnation of, any of the Purchased Assets (whether covered by insurance or not) with aggregate replacement cost in excess of $600,000; (d) any borrowings by the Seller other than trade payables arising in the ordinary course of business and other than borrowings in the ordinary course of business in accordance with past practice pursuant to the Loan and Security Agreement, dated May 31, 2001, by and among the Seller, Lasalle Bank National Association and the other Lenders named therein, as amended to date (the “Credit Agreement”); (e) any Lien made on any of the Purchased Assets, except for purchase money security interests related to the purchase of equipment in the ordinary course of business; (f) any sale, transfer or other disposition of assets of the type included in the Purchased Assets, other than in the ordinary course of business or (g) any increase, other than in the ordinary course of business, in the rate of pay of any employees of the Seller or any labor dispute or disturbance relating to the Seller.

3.22. Environmental Conditions.

(a) The Seller has not used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any petroleum products or any hazardous or toxic waste, substance or materials (“Hazardous Materials”) on, under, at, from or in any way affecting its properties or assets (including, without limitation, any properties or assets now or previously owned or operated by the Seller), or otherwise, in any manner that at the time of the action in question violated, or currently violates, any Law or that could result in any cost or liability under any Law; and

(b) The Seller has no obligations or liabilities, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, and no pending claims have been made against the Seller and no presently outstanding citations or notices have been issued against the Seller or have been or are imposed, by reason of or based upon any provision of any Laws related to environmental protection or remediation.

3.23. Real and Personal Property.

Seller does not own any Real Property. Schedule 1.54 attached hereto contains a complete and correct list of all leased Real Property (including a brief description of the property, the record title holder, term of lease, and the location). The Seller holds valid leasehold interests in the Real Property which is leased by the Seller free and clear of any and all Liens, except for Permitted Liens. Except as to the Real Property set forth on Schedule 3.23, all such Real Property and the equipment therein, and the operations and maintenance thereof, comply in all material respects with all applicable agreements and restrictive covenants and conform in all material respects to all applicable Laws, including those relating to health and safety, land use and zoning. Except as to the Real Property set forth on Schedule 3.23, no condemnation or other procedure is pending or, to the Knowledge of the Seller, threatened that would materially adversely affect the use of any such property by the Seller. The Seller’s buildings and other structures, equipment and other physical assets (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear and are adequate for the purposes for which they are currently used by the Seller.

3.24. Pricing Audits.

Schedule 3.24 sets forth the results of all of the Seller’s customer pricing audits and all vendor audits conducted during the last two (2) fiscal years of the Seller. Except as disclosed in Schedule 3.24, as of the date hereof, there are no customer pricing audits or vendor audits of the Seller being conducted.

3.25. Fees and Expenses of Brokers and Others.

The Seller is not committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement, and has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

3.26. Accuracy of Information.

Neither this Agreement nor any other document provided by the Seller or the Stockholder to the Buyer in connection with the transactions contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to the Buyer as follows:

4.1. Ownership of the Shares.

The Stockholder is the record and beneficial owner of his Shares. In addition, the Stockholder owns all of the issued and outstanding shares of capital stock of CTI.

4.2. Enforceability.

The Stockholder has full power, legal right and authority to enter into, execute and deliver this Agreement and all of the documents and instruments contemplated hereby to which the Stockholder is a party. This Agreement is, and the other documents and instruments required hereby to which the Stockholder is a party will be, when executed and delivered by the parties thereto, the legal, valid and binding obligations of the Stockholder that is a party thereto, enforceable against the Stockholder in accordance with their respective terms.

4.3. No Violation or Conflict by the Stockholder.

The execution, delivery and performance by the Stockholder of this Agreement and all of the other documents and instruments contemplated hereby to which the Stockholder is a party does not and will not conflict with or violate any Law, judgment, order or decree binding on the Stockholder, or any contract or agreement to which the Stockholder is a party or by which he is bound.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer hereby represents and warrants to the Seller and the Stockholder that:

5.1. Organization of the Buyer.

Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia.

5.2. Authorization; Enforceability.

The execution, delivery and performance by the Buyer of this Agreement and of all of the documents and instruments contemplated hereby to which the Buyer is a party are within the corporate power of the Buyer and have been duly authorized by all necessary corporate action of the Buyer. This Agreement is, and the other documents and instruments required hereby to which the Buyer is a party will be, when executed and delivered by the parties thereto, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

5.3. No Violation or Conflict by the Buyer.

The execution, delivery and performance by the Buyer of this Agreement and all of the other documents and instruments contemplated hereby to which the Buyer is a party do not and will not conflict with or violate any Law, judgment, order or decree binding on the Buyer, the Articles of Incorporation or Bylaws of the Buyer or any contract or agreement to which the Buyer is a party or by which it is bound. Except as set forth on Schedule 5.3 attached hereto and with respect to the filing of Premerger Notification and Report Forms under the HSR Act, no consent of any other person, and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary or is required to be made or obtained by the Buyer in connection with the transactions contemplated in this Agreement.

5.4. No Litigation.

There is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending, or, to the knowledge of the Buyer, proposed or threatened, that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

5.5. Fees and Expenses of Brokers and Others.

Buyer is not committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement, nor has it retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

5.6. Accuracy of Information.

Neither this Agreement nor any other document provided by the Buyer to the Seller or any Stockholder in connection with the transactions contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI

CERTAIN UNDERSTANDINGS AND AGREEMENTS

6.1. Conduct of the Seller Prior to Closing.

Prior to the Closing, the Seller shall conduct its business in the ordinary course and substantially in accordance with past practice and shall not take any action inconsistent therewith, except as otherwise permitted by this Agreement or consented to by the Buyer in writing. Without limiting the generality of the foregoing, the Seller will use commercially reasonable efforts to: (h) at all times keep full and complete books and records, consistent with past practice; (i) maintain in full force and effect the Insurance Policies (or policies providing substantially the same coverage); (j) take such action as may reasonably be necessary to preserve the Purchased Assets in good condition; (k) promptly advise the Buyer in writing of any loss or threatened loss of a Significant Customer or any other material adverse change in the Seller’s business or the Purchased Assets that has occurred or that the Seller reasonably believes will occur; (l) use its reasonable best efforts to preserve the Seller’s business organization intact, and to preserve for the Buyer the existing goodwill of the suppliers, customers and others having business relations with the Seller; and (m) conduct the Seller’s business in compliance with all Laws applicable to the Seller.

6.2. Negative Covenants.

Prior to the Closing Date, the Seller will not, except as otherwise permitted by this Agreement or consented to by the Buyer in writing: (a) incur any Accounts Payable or make any commitment to purchase quantities of any item of Inventory in excess of the respective levels normal in the ordinary course of its business; (b) borrow any money (secured by any of the Purchased Assets or otherwise) other than in the ordinary course of business in accordance with past practice pursuant to the Credit Agreement; (c) pledge or hypothecate any of the Purchased Assets beyond the extent currently pledged or hypothecated to secure indebtedness of the Seller or any other person other than in the ordinary course of business in accordance with past practice pursuant to the Credit Agreement; (d) merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any proprietorship, firm, association, corporation or other business organization or division thereof; (e) other than in the ordinary course of the business for annual compensation reviews (including bonuses), increase or decrease the rate of compensation of or pay any unusual compensation to any officer or employee, or enter into any agreement to increase or decrease the rate of compensation of or to pay any unusual compensation to any such officer or employee; (f) enter into or amend any collective bargaining agreement, amend any Employee Benefit Plan to increase the benefits or its obligations thereunder, or create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, health, or retirement plan, or increase the level of benefits under any such plan, or increase or decrease any severance or termination pay benefit or any other fringe benefit; (g) make any representation to anyone indicating that any officer or employee of the Seller will be employed by the Buyer after the Closing that is inconsistent with the provisions of Section 9.6 hereof; (h) declare or make any dividend, stock repurchase or other distribution to any of its Stockholder other than dividends, stock repurchases and distributions made in the ordinary course of business in accordance with past practice; (i) make any capital expenditures in excess of $100,000 in the aggregate; (j) sell or dispose of any of the Purchased Assets other than the sale of Inventory in the ordinary course of business; or (k) make any Tax elections with respect to the Purchased Assets.

6.3. Access.

Between the date hereof and the Closing Date, the Seller shall give the authorized representatives of the Buyer full access to the senior officers of the Seller and its accountants, the Purchased Assets, the Assumed Contracts, the Assumed Liabilities and the Real Property during normal business hours and upon reasonable notice, in such a manner as not to disrupt normal business activities. The Seller will also cause its officers to furnish to the Buyer any and all financial, technical and operating data of the variety that is normally prepared by the Seller and other information pertaining to the Seller, the Purchased Assets, the Assumed Contracts, the Assumed Liabilities and the Real Property as is reasonably available and as the Buyer shall from time to time reasonably request for such purpose. The review by the Buyer contemplated by this Section 6.3 shall not affect or limit the right of the Buyer to rely upon the representations and warranties made by the Seller and the Stockholder in this Agreement.

6.4. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, necessary to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms and conditions provided for herein. The Seller, the Stockholder and the Buyer shall each use their commercially reasonable efforts, and shall cooperate with and assist each other party in their efforts, to obtain such consents and approvals of third parties to the transaction contemplated hereby as may be necessary to transfer the Purchased Assets and the Assumed Contracts to the Buyer. The Seller, the Stockholder and the Buyer specifically agree to use their commercially reasonable efforts to cause the Premerger Notification and Report Forms under the HSR Act to be filed within five (5) business days of the date hereof and facilitate the processing thereof, and to request early termination of the waiting and review period hereunder.

6.5. Brokers or Finders.

Each party agrees to hold the other harmless and indemnify it against the claims of any persons or entities claiming to be entitled to any brokerage commission, finder’s fee, advisory fee or like payment from such other party based upon actions of the indemnifying party in connection with the transaction contemplated by this Agreement.

6.6. No Negotiation.

Until the Closing or such earlier time as this Agreement shall be terminated pursuant to Article X, neither the Seller nor the Stockholder shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any inquiries or proposals from, any person or entity

(other than the Buyer) relating to any business combination transaction involving the Seller, including the sale by the Stockholder of the Seller’s stock or the sale of the Seller’s business or any of the Purchased Assets (other than the sale of Inventory in the ordinary course of business). The Seller and the Stockholder shall notify the Buyer of any such inquiry or proposal within 24 hours of receipt or awareness of the same by the Seller or the Stockholder.

6.7. Publicity.

All general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Seller and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as shall be mutually agreed upon by the Buyer and the Seller; provided that either the Seller or the Buyer shall be entitled to make a public announcement of the proposed transaction if, (i) in the opinion of its legal counsel, such announcement is required to comply with applicable Law or obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system and (ii) it has provided the other parties hereto with prior written notice as far in advance as practicable.

6.8. Covenants of the Seller, the Stockholder and the Buyer.

(a) During the period from the date of this Agreement and continuing until the Closing Date, the Seller and the Stockholder each agrees not to take any action that would or could reasonably be expected to result in any of the conditions to the obligations of the Buyer set forth in Article VII not being satisfied or that would materially impair the ability of the Buyer to consummate the transactions contemplated herein in accordance with the terms hereof.

(b) During the period from the date of this Agreement and continuing until the Closing Date, the Buyer agrees not to take any action that would or could reasonably be expected to result in any of the conditions to the obligations of the Seller set forth in Article VIII not being satisfied or that would materially impair the ability of the Seller to consummate the transactions contemplated herein in accordance with the terms hereof.

6.9. Supplemental Disclosure.

The Seller and the Stockholder shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Seller, and each party shall deliver to the other parties supplemental schedules, as necessary, of (a) the occurrence, or non-occurrence, of any event known, the occurrence or non-occurrence of which would be likely to cause (b) any representation or warranty of such person contained in this Agreement to be untrue or inaccurate or (c) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied by such person and (d) any failure of either of the Seller, the Stockholder or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder of which either of the Seller, the Stockholder or the Buyer, as the case may be, has actual knowledge; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Articles VII and VIII of this Agreement or otherwise limit or affect the remedies available hereunder or under applicable Law to any party.

6.10. Customer List.

Immediately following execution of this Agreement, the Seller shall deliver to the Buyer the Customer List. The Customer List shall be complete and correct in all material respects.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

Each and every obligation of the Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

7.1. Compliance with Law.

There shall have been obtained any and all approvals and consents of any Governmental Entity, other than any approvals or consents required in connection with the transfer or issuance of any Permit, that are necessary so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable Laws, including without limitation the HSR Act.

7.2. Accuracy of Representations and Warranties.

Each of the representations and warranties of the Seller and the Stockholder set forth in this Agreement shall be true and correct at and as of the Closing as if made at and as of such time.

7.3. Proceedings and Instruments Satisfactory.

All proceedings, corporate or other, required to be taken by the Seller in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Buyer and the Buyer’s counsel, and the Seller shall have made available to the Buyer for examination the originals or true and correct copies of all documents that the Buyer may reasonably request in connection with such proceedings and documents.

7.4. No Litigation.

No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

7.5. Consents.

All Consents, and all consents, approvals and waivers from governmental authorities material and necessary to permit the Seller to transfer the Purchased Assets, the Assumed Contracts and the Assumed Liabilities to the Buyer as contemplated herein shall have been obtained and shall be in form and substance reasonably satisfactory to the Buyer.

7.6. Certain Customer Agreements.

The Seller shall have in effect the current agreement with Advocate Health System, the current agreement with Premier Health Partners and the current agreement with SSM Health System and, with respect to each of such agreements, shall have obtained the consent of the other party thereto to the assignment thereof to the Buyer, in each case without any changes therein adverse to the Buyer or the imposition of any conditions that are burdensome on the Buyer, unless otherwise consented to in writing by the Buyer.

7.7. Leases.

The Seller shall have assigned each of the leases which require assignment with respect to the Real Property and shall have obtained the Consent of each other party thereto to the assignment thereof to the Buyer, if necessary.

7.8. No Material Adverse Change.

During the period from December 31, 2007 as reflected on the Audited Financial Statements through the Closing Date, there shall not have been any material adverse change in the financial condition or results of operations of the Seller, nor any material loss or damage to the Purchased Assets (including a material loss relating to one or more Assumed Contracts), whether or not insured, that materially and adversely affects the Seller’s business or Seller’s ability to conduct its business.

7.9. Seller’s and Stockholder’s Performance.

Each of the obligations of the Seller and the Stockholder to be performed or complied with on or before the Closing Date, pursuant to the terms of this Agreement, shall have been duly performed or complied with on or before the Closing Date.

7.10. Good Title to Purchased Assets.

The Seller shall have (a) sold and conveyed all the Purchased Assets by appropriate bills of sale to the Buyer, and (b) assigned all the Assumed Contracts by assignment to the Buyer, free and clear of all Liens, except for Permitted Liens.

7.11 Satisfaction of Amounts under Forbearance Agreement.

The Seller shall have delivered to the Buyer a letter from Lasalle Bank National Association in form reasonably acceptable to Buyer indicating that all fees, costs, expenses and liabilities under the Forbearance Agreement have been satisfied and that, upon payment of the Assumed Debt, any and all liens on the Purchased Assets will be released.

7.12. Deliveries at Closing.

The Seller shall have delivered, or caused to have been delivered, to the Buyer the following documents, each properly executed and dated as of the Closing Date:

(a) the Seller’s Closing Certificate;

(b) the Seller’s Secretary’s Certificate;

(c) the Bill of Sale;

(d) the Assignment and Assumption Agreement;

(e) the Escrow Agreement;

(f) copies of all instruments representing the Accounts Receivable, all such security documents and all such collateral;

(g) the letter from Lasalle Bank National Association referred to in Section 7.11 above; and

(h) the Opinion of Seller’s Counsel.

In addition, the Seller shall deliver all deeds, bills of sale, assignments and other instruments (the form and substance of which shall be reasonably satisfactory to the parties) as are necessary to convey and transfer the Purchased Assets and the Assumed Liabilities to the Buyer, as contemplated by this Agreement; provided that with respect to the Assumed Contracts the only consents, approvals and waivers that the Seller shall be required to obtain shall be the Consents.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

Each and every obligation of the Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

8.1. Compliance with Law.

There shall have been obtained any and all permits, approvals and consents of any Governmental Entity as are necessary so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable Laws.

8.2. Accuracy of Representations and Warranties.

Each of the representations and warranties of the Buyer set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of such time, and each of the representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing as if made at and as of such time.

8.3. Proceedings and Instruments Satisfactory.

All proceedings, corporate or other, required to be taken by the Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Seller and the Seller’s counsel, and the Buyer shall have made available to the Seller for examination the originals or true and correct copies of all documents that the Seller may reasonably request in connection with such transactions and documents.

8.4. No Litigation.

No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

8.5. Consents.

All consents, approvals and waivers set forth on Schedule 5.3 shall have been obtained and shall be in form and substance reasonably satisfactory to the Seller.

8.6. Buyer’s Performance.

Each of the obligations of the Buyer to be performed or complied with on or before the Closing Date, pursuant to the terms of this Agreement, shall have been duly performed or complied with on or before the Closing Date.

8.7. Deliveries at Closing.

In addition to the payment of the Initial Purchase Price, the Buyer shall have delivered, or caused to have been delivered, to the Seller the following documents, each properly executed and dated as of the Closing Date:

(a) the Buyer’s Closing Certificate;

(b) the Buyer’s Secretary’s Certificate;

(c) the Assignment and Assumption Agreement;

(d) the Escrow Agreement; and

(e) the Opinion of Buyer’s Counsel.

ARTICLE IX

INDEMNITIES AND ADDITIONAL COVENANTS

9.1. Seller’s Indemnity.

(a) The Seller and the Stockholder hereby jointly and severally agree to indemnify and hold the Buyer and its Affiliates, their respective directors, officers, employees, agents, counsel and representatives and all of their successors and assigns (the “Buyer Indemnitees”) harmless from and against, and agree to defend promptly the Buyer Indemnitees from and reimburse the Buyer Indemnitees for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys’ fees and other legal costs and expenses (hereinafter referred to collectively as “Losses”), that the Buyer Indemnitees may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by the Seller or the Stockholder in or pursuant to this Agreement or in any certificate or other document delivered pursuant to this Agreement; (ii) any failure of the Seller or the Stockholder to carry out, perform, satisfy and discharge any of its or his covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by the Seller or the Stockholder pursuant to this Agreement; and (iii) any Retained Liabilities; provided, however, that the Buyer Indemnitees shall have the right to be indemnified, held harmless from, defended or reimbursed under this Section 9.1(a) in respect of (A) a claim under Section 9.1(a)(i), other than a claim based on a breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2 and 4.3 (as to which no time limit shall apply) and 3.15 (as to which such right must be asserted on or before 60 days after the expiration of the applicable statute of limitations for the underlying Tax claim, taking into account any extension thereof), only if such right is asserted (whether or not such Losses have actually been incurred) within eighteen (18) months of the Closing Date. Any provision herein to the contrary notwithstanding, no claim may be made under Section 3.26 with regard to a breach of a representation or warranty after the period, if any, applicable to any underlying representation or warranty.

(b) In the event a claim is made by a third party against the Buyer Indemnitees that is covered by the indemnity provisions of Section 9.1 (a) of this Agreement, notice shall be given promptly by the Buyer Indemnitees to the Seller. Provided that the Seller and the Stockholder admit in writing to the Buyer Indemnitees that they are liable under the indemnity provisions of Section 9.1 (a) hereof, the Seller and the Stockholder shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the Buyer Indemnitees agree to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of the Seller and the Stockholder; provided, however, that the Seller and the Stockholder may not effect any settlement, adjustment or compromise that would result in any cost, expense or liability to the Buyer Indemnitees not covered by the indemnity obligations of the Seller or the Stockholder under this Agreement unless either (i) the Buyer Indemnitees consent in writing to such settlement or (ii) the Seller and the Stockholder agree to indemnify fully the Buyer Indemnitees therefor; provided, further, that neither the Seller nor the Stockholder will have any liability with respect to any admission of liability or any settlement, adjustment or compromise of a claim made or effected without their written consent unless both: (A) the Buyer has theretofore given the Seller at least ten (10) business days prior written notice of the claim, accompanied by reasonable supporting detail of such claim and the Buyer’s request for indemnity for such claim; and (B) the Seller and the Stockholder have heretofore failed to give notice to the Buyer (within twenty (20) business days of receipt of notice of such claim) of their election to assume the defense of such claim as provided above. The Buyer Indemnitees may select counsel to participate in any defense, in which event the Buyer Indemnitees’ counsel shall be at their own sole cost and expense. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

9.2. Buyer’s Indemnity.

(a) The Buyer agrees to indemnify and hold the Seller and its Affiliates, directors, officers, employees, agents, counsel and representatives and the Stockholder and all of his successors and assigns (the “Seller Indemnitees”) harmless from and against, and agree to defend promptly the Seller Indemnitees from and reimburse the Seller Indemnitees for, any and all Losses that the Seller Indemnitees may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by the Buyer in or pursuant to this Agreement or in any certificate or other document delivered pursuant to this Agreement; (ii) any failure by the Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by the Buyer pursuant to this Agreement; or (ii) the Assumed Liabilities; provided, however, that the Seller Indemnitees shall have the right to be indemnified, held harmless from, defended or reimbursed under this Section 9.2 (a) in respect of a claim under Section 9.2(a)(i), other than a claim based on a breach of the representations and warranties set forth in Sections 5.1, 5.2 and 5.3 (as to which no time limit shall apply) only if such right is asserted (whether or not such Losses have actually been incurred) within eighteen (18) months of the Closing Date. Any provision herein to the contrary notwithstanding, no claim may be made under Section 5.6 with regard to a breach of a representation or warranty after the period, if any, applicable to any underlying representation or warranty.

(b) In the event a claim is made by a third party against any Seller Indemnitee that is covered by the indemnity provisions of Section 9.2(a) of this Agreement, notice shall be given promptly by the Seller to the Buyer. Provided that the Buyer admits in writing to the Seller Indemnitees that they are liable under the indemnity provisions of Section 9.2(a) hereof, the Buyer shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the Seller Indemnitees agree to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of the Buyer; provided, however, that the Buyer may not effect any settlement, adjustment or compromise that would result in any cost, expense or liability to the Seller Indemnitees not covered by the indemnity obligations of the Buyer under this Agreement unless either (i) the Seller Indemnitees consent in writing to such settlement or (ii) the Buyer agrees to indemnify fully the Seller Indemnitees therefor; provided, further, that the Buyer will not have any liability with respect to any admission of liability or any settlement, adjustment or compromise of a claim made or effected without its written consent unless both: (A) the Seller Indemnitees have theretofore given the Buyer at least ten (10) business days prior written notice of the claim, accompanied by reasonable supporting detail of such claim and the Seller Indemnitees’ request for indemnity for such claim; and (B) the Buyer has heretofore failed to give notice to the Seller Indemnitees (within twenty (20) business days of receipt of notice of such claim) of its election to assume the defense of such claim as provided above. The Seller Indemnitees may select counsel to participate in any defense, in which event the Seller’s counsel shall be at its own sole cost and expense. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

9.3. Limitation on Indemnification.

(a) The Buyer Indemnitees will not be entitled to indemnification under Section 9.1 (a)(i) unless and until the aggregate amount of all Losses incurred by the Buyer Indemnitees exceeds Three Hundred Fifty Thousand Dollars ($350,000) (the “Threshold Amount”), in which event the Buyer Indemnitees will be entitled to indemnification for all Losses incurred in excess of the Threshold Amount). The maximum aggregate amount of indemnification that the Seller and the Stockholder shall collectively be obligated to pay under Section 9.1(a)(i) shall be equal to the lesser of (y) $22,200,000 or (z) the Final Purchase Price (the “Seller Cap Amount”); provided, however, that the Seller Cap Amount shall not apply to Losses arising with respect to (A) any misrepresentation or breach of any representation or warranty made in Section 3.1, 3.2, 3.3, 3.4, 3.15 or 3.22 and (B) any fraudulent misrepresentation of Seller or Stockholder with respect to this Agreement or any certificate or other document delivered pursuant to this Agreement.

(b) The Seller Indemnitees will not be entitled to indemnification under Section 9.2 (a)(i) unless and until the aggregate amount of all Losses incurred by the Seller Indemnitees exceeds the Threshold Amount, in which event the Seller Indemnitees will be entitled to indemnification for all Losses incurred in excess of the Threshold Amount. The maximum aggregate amount of indemnification that the Buyer shall be obligated to pay under Section 9.2(a)(i) shall be equal to the lesser of (y) $22,200,000 or (z) the Final Purchase Price (the “Buyer Cap Amount”); provided, however, that the Buyer Cap Amount shall not apply to Losses arising (A) with respect to any misrepresentation or breach of any representation or warranty made in Section5.1, 5.2 or 5.3, or (B) any fraudulent misrepresentation of Buyer with respect to this Agreement or any certificate or other document delivered pursuant to this Agreement.

(c) Notwithstanding any other provision of this Agreement, the remedies provided for in Sections 9.1, 9.2 and 9.3 shall constitute the Buyer’s and the Seller’s and the Stockholder’s sole and exclusive remedy for any post-closing claims for breaches of representations and warranties by any party in connection with this Agreement, except to the extent that such breach constitutes intentional fraud on the part of such party.

9.4. Bulk Sales Compliance.

Except as otherwise provided herein, the Buyer hereby waives compliance by the Seller with the provisions of the bulk sales Laws of any state, insofar as any such Laws may apply to the transactions contemplated herein; provided, however, that the Buyer does not waive the Seller’s compliance with any bulk sales or similar Law relating to any Tax and the escrow of the Escrow Amount is intended to satisfy any requirement under applicable Law that the Buyer withhold and/or escrow an amount for Taxes under any bulk sales or similar Law relating to Taxes. Each of the Seller and the Stockholder, jointly and severally, hereby covenants and agrees to pay and discharge when due all claims of creditors and any applicable Governmental Entity that could be asserted against the Buyer by reason of such non-compliance. The Seller hereby agrees to indemnify and hold the Buyer harmless from and against and shall on demand reimburse the Buyer for any and all Losses suffered by the Buyer by reason of the Seller’s failure to pay and discharge any such claims.

9.5. Additional Instruments.

At any time and from time to time after the Closing, at a party’s request and without further consideration, the Seller, the Stockholder or the Buyer, as the case may be, shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as such party may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to the Buyer, or to confirm the Buyer’s title to and interest in, the Purchased Assets and the Assumed Contracts or the consummation of the transactions contemplated herein.

9.6. Employment Matters.

(a) The Buyer and the Seller agree that, except as specifically set forth in this Agreement, each of the Seller and CTI shall be solely responsible for all liabilities or obligations of any kind with respect to the employment by the Seller or CTI, as the case may be, of any persons prior to the Closing (the “Employees”), including but not limited to any claims by any Employees related to their employment by the Seller or CTI or to the termination of their employment by the Seller or CTI prior to and as of the Closing. The Buyer and each of Seller and CTI agree that, except as specifically set forth in this Agreement, the Buyer shall be solely responsible for all liabilities or obligations of any kind with respect to the employment by Buyer of any Eligible Employees after the Closing, including but not limited to any claims by any Eligible Employees related to their employment by Buyer or to the termination of their employment by the Buyer after the Closing. Prior to and through the date of the Closing, the Seller and CTI shall be solely responsible for the matters related to the employment of their respective Employees or the termination of such employment solely with respect to any required compliance with the (i) Worker Adjustment, Retraining and Notification Act of 1988 (WARN) and any applicable state Laws requiring the giving of notice of terminations, lay-offs, site closings or other comparable events and (ii) any required compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA). After the Closing, the responsibility for any required compliance with respect to WARN and COBRA relating to Eligible Employees shall be the responsibility of the Buyer. The Buyer agrees to reimburse the

Seller and CTI for any liability the Seller or CTI may incur under WARN or COBRA if based on the actions or inactions of the Buyer after the Closing. Each of the Seller and CTI shall be responsible for all the matters related to the Seller’s and CTI’s employment of their respective Employees or the termination of such employment with respect to any required compliance before Closing relating to any alleged and actual obligations and claims arising from or relating to any employment agreement, collective bargaining agreement or employee benefit plans, any grievances, arbitrations or unfair labor practice charges and relating to compliance with any applicable state or federal labor or employment Law (including but not limited to all Laws pertaining to discrimination, workers’ compensation, unemployment compensation, occupational safety and health, unfair labor practices, family and medical leave, and wages, hours or employee benefits).

(b) Except as specifically provided in this Section 9.6, the Seller and CTI shall satisfy all compensation, severance pay, and other obligations under applicable Law with respect to their respective Employees, including any obligation to bargain with any union representing its Employees with respect to the transactions contemplated by this Agreement and the effects thereof. Except to the extent specifically set forth in Sections 9.6(a), (c) or (d) below, the Buyer shall have no liability or obligation with respect to the Employees.

(c) On the Closing Date, CTI shall terminate all of its Employees and the Stockholder shall terminate all employees of Computer Technologies, Inc. As reasonably practicable prior to the Closing Date but in any event by the Closing Date, Buyer shall make offers of employment, effective as of the Closing Date, to all Employees (including the employees of CTI) set forth on Schedule 9.6 attached hereto who satisfy the Buyer’s standard criteria for employment that pertain to drug testing and criminal background checks (the “Eligible Employees”). The Buyer shall offer at-will employment to these Eligible Employees at the facilities where the Seller or CTI employed them, comparable positions to those held by each such Eligible Employee and at comparable wage and salary levels and hours of work to those received by each such Employee immediately prior to the Closing and pursuant to Buyer’s standard employment terms and conditions. Each of the Seller and CTI shall provide such information regarding compensation paid to such Employees as the Buyer may reasonably request to minimize the amount of employment Taxes to be paid or withheld by the Buyer. The Eligible Employees who accept offers of employment will be employed by the Buyer immediately upon termination of their employment with the Seller or CTI so as to ensure that Eligible Employees do not experience any immediate employment loss.

(d) Each of the Seller and CTI agrees that it shall pay to each Employee who accepts employment with the Buyer, as of the Closing in accordance with Seller’s or CTI’s policy (as applicable), any vacation time and personal leave time required to be paid under Seller’s or CTI’s employment plans, policies and contracts. For purposes only of the employee medical benefit plans and vacation benefits of the Buyer, each Employee who accepts employment with the Buyer as of the Closing will be given credit for years of service with the Seller or CTI as if such service was provided while in the employ of the Buyer.

9.7. Allocation of Purchase Price.

The Final Purchase Price and the amount of the Assumed Liabilities (to the extent they constitute part of the amount realized by the Seller for federal income tax purposes) shall be allocated among the Purchased Assets in accordance with this Section 9.7 with $300,000 allocated to the non-competition agreement set forth in Section 9.10. The Buyer initially shall determine the allocation and notify the Seller in writing of such allocation (“Buyer’s Allocation Notice”), within 150 days after the Closing Date. The Seller shall be deemed to have accepted the allocation set forth in the Buyer’s Allocation Notice unless, within 30 days after the date of delivery of the Buyer’s Allocation Notice, the Seller notifies the Buyer in writing of (i) each amount set forth in the Buyer’s Allocation Notice with which the Seller disagrees and (ii) for each such amount, the amount that the Seller proposes as the appropriate amount. If the Seller timely provides such notification to the Buyer, the parties shall apply the principles of Section 2.3(c) to resolve any disputed amounts. In all events and notwithstanding any other provision hereof, the parties agree that (i) the amount allocated to inventory shall equal the current cost paid by the Buyer for substantially identical items purchased in substantially identical quantities from the Buyer’s suppliers in the ordinary course of business, as determined by the Buyer for financial accounting purposes; (ii) the amount allocated to tangible personal property (other than inventory or items of fully depreciated or expensed property) shall be such property’s net book value as of the Closing Date; and (iii) the amount allocated to any fully depreciated or expensed tangible personal property may not exceed ten percent (10%) of such property’s original cost to the Seller, unless such amount is supported by an appraisal obtained by the Buyer. The allocation made pursuant to this Section 9.7 is intended to comply with the allocation method required by Section 1060 of the Code, and the parties shall cooperate to comply with all procedural requirements of Section 1060 and the regulations thereunder. The Buyer and the Seller agree that they will not take nor will they permit any affiliated person to take, for income tax purposes, any position inconsistent with the allocation made pursuant to this Section9.7; provided, however, that the Buyer’s cost for the Purchased Assets may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated.

9.8. Access to Books and Records.

From and after the Closing, Buyer will authorize and permit the Seller and its representatives to have access during normal business hours, upon reasonable notice and for reasonable purposes and in such manner as will not unreasonably interfere with the conduct of the Buyer’s business, to the Books and Records included among the Purchased Assets that relate to the conduct of the Seller’s business prior to the Closing. From and after the Closing, the Seller will authorize and permit the Buyer and its representatives to have access during normal business hours, upon reasonable notice and for reasonable purposes and in such manner as will not unreasonably interfere with the conduct of the Seller’s business, to all books, records, files, documents and correspondence not included among the Purchased Assets that relate to the conduct of the Seller’s business prior to the Closing. The Buyer and the Seller agree to maintain all books and records, files, documents and other correspondence related to the business of the Seller prior to the Closing in accordance with their respective normal document retention practices after the Closing Date.

9.9. No Use of Intellectual Property.

The Seller agrees that from and after the Closing it shall make no use of any of the Intellectual Property including, without limitation, the name “Burrows” and any variation thereof for any business involving the purchase, sale, manufacturing or distribution of medical equipment. The Seller agrees that (i) at the Closing, it shall execute such consents and other documents that Buyer reasonably deems necessary or appropriate to permit the Buyer to make appropriate fictitious name filings or such other filings necessary to transact business under the name “Burrows” or any variation thereof and (ii) as soon as practicable after the Closing, the Seller shall file Articles of Amendment to its Articles of Incorporation to change its corporate name to a name that does not include the word “Burrows” or any variation thereof. Notwithstanding the foregoing, the Seller shall be entitled to continue until (a) September 30, 2009 to use all computer software (including hard copy and soft copy as well as all data and related documentation) and all accounting and payroll systems; or (b) September 30, 2013 to have access to books and records of the Seller transferred to Buyer as of the Closing Date for the purpose of winding up its business, completing tax returns and other required filings for the Seller and to dispute any audit, claim or litigation arising after the Closing Date

9.10. Solicitation, Trade Secrets, Etc.

(a) Recitals.

(i) For the purposes of this Agreement, “Confidential Information” means any data or information with respect to the business conducted by the Buyer or, immediately prior to the Closing, the Seller, that is or will be upon the consummation of the transactions contemplated hereby material to the Buyer’s business operations and is not generally known by the public, including business and trade secrets. To the extent consistent with the foregoing definition, Confidential Information includes without limitation: (A) reports, pricing, sales manuals and training manuals, selling, purchasing, and pricing procedures, and financing methods of the Buyer and, immediately prior to the Closing, the Seller, together with any specific and proprietary techniques utilized by the Buyer and, immediately prior to the Closing, the Seller in designing, developing, testing or marketing its products, product mix and supplier information or in performing services for clients, customers and accounts of the Buyer and, immediately prior to the Closing, the Seller; (B) the business plans and financial statements, reports and projections of the Buyer and, immediately prior to the Closing, the Seller; (C) research or development projects or results; (D) identities and addresses of consultants, customers or clients or any other confidential information relating to or dealing with the business operations or activities of the Buyer and, immediately prior to the Closing, the Seller, (E) information concerning trade secrets of the Buyer and, immediately prior to the Closing, the Seller; and (F) information concerning existing or contemplated software, products, services, technology, designs, processes and research or product developments of the Buyer and, immediately prior to the Closing, the Seller.

(ii) The Seller and the Stockholder have had access to and knowledge of the Confidential Information prior to and during the course of the discussions and negotiations relating to the transactions contemplated by this Agreement. The Seller and the Stockholder recognize and acknowledge that the Confidential Information is or, upon consummation of the transactions contemplated by this Agreement, will be, utilized by the Buyer in all geographic areas in which the Buyer does business. Further, the Confidential Information will also be utilized in all geographic areas into which the Buyer expands its business. Thus, the Seller and the Stockholder acknowledge that they will be formidable competitors in all areas where the Buyer conducts or will conduct business.

(iii) The Seller and the Stockholder acknowledge that the wholesale medical supply industry is quite competitive and that it is difficult to establish relationships with customers. The Buyer has spent many years and invested significant money and other resources to develop its customer relationships and is investing significant money in order to consummate the transactions contemplated by this Agreement. The Seller and the Stockholder have had personal contact with the Buyer’s customers and have developed personal knowledge of and relationships with the Buyer’s customers. The Buyer has developed and continues to develop long-term relationships with its customers.

(iv) The Seller and the Stockholder acknowledge that the restrictive covenants in this Agreement serve to protect the Buyer’s investment in its Confidential Information and in its relationships with its customers.

(b) Definitions. The term “Prohibited Business” shall mean any Person that is engaged in the Business in competition with the products and services sold by the Seller as of the Closing Date.

(c) Agreement Not-to-Compete. The Seller and the Stockholder agree that, for a period of three (3) years following the Closing Date, the Seller and the Stockholder shall not have a financial interest in or serve as a principal, partner, director, officer, agent, employee, contractor, or consultant for a Prohibited Business that sells or offers to sell products or services (in competition with the Buyer) within the United States.

Nothing in this Section 9.10(c) shall prevent (i) the Seller’s or the Stockholder’s purchase or ownership of less than five percent (5%) of the securities of any class of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, or (ii) the Stockholder’s continued ownership and operation of Biomedical Electronic Services and Technologies, Inc. (“BEST”) in the provision of services being provided by BEST as of the date hereof.

(d) Non-Recruitment. Independent of the foregoing provisions, the Seller and the Stockholder agree that, for a period of three (3) years following the Closing Date, the Seller and the Stockholder shall not, directly or indirectly, cause or attempt to cause any person engaged or employed by the Buyer or its Affiliates (whether part-time or full-time and whether as an officer, employee, consultant (other than legal or accounting advisors), agent, adviser or independent contractor) (a “Company employee”) to voluntarily leave the employ of or engagement with the Buyer or its Affiliates or to cease providing services to or on behalf of the Buyer or its Affiliates. The Seller and the Stockholder further agree that, during the same time period, they will not in any manner seek to engage or employ any such Company employee (whether or not for compensation) as an officer, employee, consultant, agent, adviser or independent contractor for any Person other than the Buyer or its Affiliates.

(e) Non-Solicitation of Customers. Independent of the foregoing provisions, the Seller agrees that, for a period of three (3) years following the Closing Date, the Seller and the Stockholder shall not, directly or indirectly, market, solicit the purchase, sell or offer to sell medical supplies or instruments or related products (or serve as a principal, partner, director, officer, agent, employee, contractor, or consultant for a Prohibited Business that markets, solicits the purchase, sells or offers to distribute or sell medical supplies or instruments or related products) to any Person who was a customer of the Buyer, the Seller or their respective Affiliates as of the Closing Date. Notwithstanding the foregoing, BEST may continue to offer such goods and services as it is currently providing.

(f) No Interference with Suppliers. Independent of the foregoing provisions, the Seller and the Stockholder agree that, for a period of three (3) years following the Closing Date, the Seller and the Stockholder shall not, directly or indirectly, interfere with or induce or cause or attempt to induce or cause the termination of the business relationship between the Buyer and any business that supplied goods or services to the Buyer, the Seller or their respective Affiliates as of the Closing Date.

(g) Confidential Information. This covenant is independent of, and in addition to, those set forth above.

(i) The Seller and the Stockholder hereby covenant and agree that, for a period of three (3) years following the Closing Date, they will not use or disclose any Confidential Information, except for the benefit of the Buyer or its Affiliates and to authorized representatives of the Buyer and its Affiliates or except as required by any governmental or judicial authority, provided, however, that the foregoing restrictions shall not apply to items that, through no fault of the Seller’s, have entered the public domain. At a minimum, the Seller’s and the Stockholder’s obligations under this provision shall apply in any county or city in which the Buyer or the Seller sold its products or services as of the Closing Date. Notwithstanding the foregoing, the Seller shall be entitled to continue until not later than September 30, 2009 to use all computer software (including hard copy and soft copy as well as all data and related documentation) and all accounting and payroll systems solely for the purpose of winding up its business and completing tax returns and other required filings for the Seller.

(ii) The Seller and the Stockholder acknowledge that all Confidential Information is and shall remain the sole, exclusive and valuable property of the Buyer and its Affiliates and that the Seller and the Stockholder have and shall acquire no right, title or interest therein. Any and all printed, typed, written or other material that the Seller and the Stockholder may have or obtain with respect to Confidential Information (including without limitation all copyrights therein) shall be and remain the exclusive property of the Buyer and its Affiliates, and any and all material (including any copies) shall, upon request of the Buyer, be promptly delivered by the Seller and the Stockholder to the Buyer.

ARTICLE X

TERMINATION

10.1. Termination Events.

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by the Buyer or the Seller if a material breach of any provision of this Agreement has been committed by the other party (including by the Stockholder in the case of Seller) and such breach has not been waived by the first party;

(b) (i) by the Buyer if any of the conditions in Article VII has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than because of the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before such date;

(i) by the Seller, if any of the conditions in Article VIII has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than because of the failure of the Seller or the Stockholder to comply with their obligations under this Agreement) and the Seller and the Stockholder have not waived such condition on or before such date;

(c) by mutual consent of the Buyer and the Seller; or

(d) by either the Buyer or the Seller not then in material breach of this Agreement if the Closing has not occurred on or before October 31, 2009, or such later date as the parties may agree upon in writing.

10.2. Effect of Termination.

Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 11.3 and the second sentences of Sections 11.2 and 11.4 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XI

MISCELLANEOUS

11.1. Transfer Taxes and Fees.

The Buyer shall pay all HSR Act filing fees incurred in connection with the transactions contemplated hereunder. The Seller and the Buyer each shall bear fifty percent (50%) of all transfer, sales, recording and similar Taxes arising in connection with the transactions contemplated hereunder, whether such Taxes are imposed on the Seller or the Buyer. The parties shall cooperate to comply with all Tax Return requirements for such Taxes and shall provide such documentation and take such other actions as may be necessary to minimize the amount of any such Taxes. To the extent permitted by applicable Law, the Buyer shall file the Tax Returns for and make payment of such Taxes to the appropriate taxing or other authority. Upon demand of the party making payment to the taxing or other authority of any Tax covered by this Section, the other party shall pay to such party fifty percent (50%) of the amount of such payment. The party that makes payment to the taxing or other authority shall provide proof of such payment to the other party promptly after payment.

11.2. Entire Agreement; Amendment.

This Agreement and the documents referred to herein and to be delivered pursuant hereto and the Mutual Confidentiality and Non-Disclosure Agreement between Seller and Buyer dated as of March 20, 2008 (the “Confidentiality Agreement”) constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The representations and warranties of each party hereto shall be deemed to be material and to have been relied upon by the other party, notwithstanding any investigation heretofore or hereafter made by the other party.

11.3. Expenses.

Each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts and the other expenses incurred by such party incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

11.4. Governing Law.

This Agreement shall be construed and interpreted according to the Laws of the Commonwealth of Virginia, without regard to the conflicts of law rules thereof. The parties hereby agree that service of process delivered pursuant to Section 11.6 hereof shall suffice as adequate service of process.

11.5. Assignment.

This Agreement and each party’s respective rights hereunder may not be assigned without the prior written consent of the other parties provided, that the Buyer may assign its rights and obligations to any Affiliate of Buyer, but no such assignment shall relieve the Buyer of its obligations hereunder if such assignee does not perform such obligations.

11.6. Notices.

All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by reliable overnight delivery service, or three (3) days after mailing by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at its or his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section:

If to the Buyer:	Owens & Minor Distribution, Inc.
9120 Lockwood Blvd.
Mechanicsville, Virginia 23116
Attention: Richard Bozard, VP & Treasurer
Telecopy: (804) 723-7118
Telephone: (804) 723-7000

With a copy to:	Owens & Minor Distribution, Inc.
9120 Lockwood Blvd.
Mechanicsville, Virginia 23116
Attention: Grace R. den Hartog, General Counsel
Telecopy: (804) 723-7113
Telephone: (804) 723-7000

If to the Seller:	The Burrows Company
230 West Palatine Road, Box 747
Wheeling, Illinois 60090-0747
Attention:
Telecopy: (847) 537-7786
Telephone: (847) 537-7300

If to Stockholder:	George J. Burrows

With a copy to:	Pedersen & Houpt
161 N. Clark Street, Suite 3100
Chicago, Illinois 60601
Attention: Paul S. Altman
Telecopy: (312) 261-1105
Telephone: (312) 261-2105

11.7. Counterparts; Headings.

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. This Agreement may be executed by facsimile, each of which shall be deemed an original. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

11.8. Interpretation.

Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. The specificity of any representation or warranty contained herein shall not be deemed to limit the generality of any other representation or warranty contained herein.

11.9. Severability.

If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

11.10. No Reliance.

No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement; the Buyer, the Seller and the Stockholder assume no liability to any third party because of any reliance on the representations, warranties and agreements of the Buyer, the Seller or the Stockholder contained in this Agreement; provided, however, that all persons who are beneficiaries of Section 9.6 shall be entitled to enforce the provisions of that Section.

11.11. Specific Performance.

The Buyer, the Seller and the Stockholder hereby agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signatures on Next Page]

IN WITNESS WHEREOF, each party hereto has caused this Asset Purchase Agreement to be executed in its name and, as applicable, by a duly authorized officer as of the day and year first above written.

OWENS & MINOR DISTRIBUTION, INC.

By:
Name:
Title:

THE BURROWS COMPANY

By:
Name:
Title:

STOCKHOLDER:

George J. Burrows